                                                                EXHIBIT 10(m)

                                PEOPLES BANCORP INC.
                      DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                       OF
                       PEOPLES BANCORP INC.  AND SUBSIDIARIES

                             Effective January 1, 1991



1. PURPOSE AND ADMINISTRATION OF THE PLAN

The purpose of the Deferred Compensation Plan (the "Plan") is to provide a procedure whereby a member of the Board of Directors of either PEOPLES BANCORP INC. (the "Corporation") or a subsidiary of the Corporation (an "Affiliate") may defer the payment of all or less than all of the fees payable to the Director for services -as a Director (including fees payable to a Director for services as a member of a Committee of the Board). The term "member of the Board of Directors" for purposes of eligibility as a Participant in this Plan includes a person who receives fees as a Director and who serves as a statutory Director, emeritus Director or- honorary Director of either the Corporation or an Affiliate.

The corporation shall serve as Plan Administrator and shall execute its administrative responsibility with respect to the Plan through such employee or employees as are designated by the Committee of at least three of the Corporation's Board of Directors appointed by said Board to supervise the administration of the Plan by the Corporation (the "Committee"). The decision of the Committee with respect to any questions arising as to the administration or interpretation of this Plan, including the discontinuance of any or all of the provisions thereof, shall be final, conclusive and binding. The Committee reserves the right to modify this Plan from time to time or to terminate the Plan, provided, however, that no modification of this Plan shall void any election already in effect for the current calendar year or any preceding calendar year.

2. ELECTION TO DEFER

A Director may elect, on or before December 31 of any year, to defer payment of all or less than all of the fees payable to the Director for services as a Director during the calendar year following such election and succeeding calendar years until the Director ceases to be a Director. Any person who shall become a Director during any calendar year, and who was not a Director on the preceding December 31, may elect, before the Director's term begins, to defer payment of all or a specified part of such fees for the remainder of such calendar year and for succeeding calendar years. Any such elections shall be made by written notice delivered to the Secretary of the Corporation.

3. DIRECTORS' DEFERRED ACCOUNTS

Fees deferred at the election of a Director shall be held in the general funds of the Corporation and shall be credited to a separate deferred account for the Director. The funds represented by the Director's deferred account shall earn interest. Such interest shall be credited to the Director's deferred account on the first day of each calendar quarter and calculated on the basis of the balance in such account on the first day of each month of the preceding quarter. The interest rate shall be the interest rate paid by Peoples Banking & Trust Company on a three-year certificate of deposit or an equivalent deposit account on the last day of the preceding quarter.

4. DISTRIBUTION FROM DIRECTORS' ACCOUNTS

(a) Amounts deferred under the Plan, together with accumulated interest shall be paid by the Corporation either in a lump sum or in approximately equal annual installments over not more than five years, as the Director has elected on forms provided by the Plan Administrator. Such election must be made prior to the date on which the Director ceases to be a Director. If a Director fails to make such an election, such amounts shall be paid in approximately equal annual installments over 5 years. Interest as calculated in Paragraph 3 above shall be earned on funds held for distribution installments and will be paid with each installment.

The first installment (or the lump sum payment, if the Director so elects) shall be paid on the first business day of the calendar year following the year in which the Director ceases to be a director and subsequent installments shall be paid on the first business day of each succeeding calendar year until the entire amount credited to the Director's deferred account shall have been paid. The term "ceases to be a director" for purposes of commencing distribution under this Section 6 means when the Participant ceases to receive fees as either a statutory Director, emeritus Director or honorary Director of either the Corporation or an Affiliate.

(b) If a Director should die before full payment of all amounts in the account, the Corporation shall, in the discretion of the Committee, either pay or continue to pay the unpaid amounts to the Director's beneficiaries either (i) in the same manner as it would have been paid to the Director, or
(ii) in a lump sum settlement of the remaining amount in the Director's deferred account no sooner than the day after and not later than eighteen months following the Director's death.

(c) The Committee may, in its discretion, accelerate the payments of those amounts in the Director's deferred account without the consent of the Director or the Director's beneficiaries, estate or any other person or persons claiming through or under him. In making such determinations, due consideration may be given to the health, financial circumstances and family obligations of the Director. In this regard, the Director (or after his death, his beneficiaries) may be consulted; however, he (or they) shall have no voice in the decision reached.

5. BENEFICIARY DESIGNATION

(a) Each Director who has a deferred account hereunder may from time to time designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his beneficiary or beneficiaries to whom his Plan benefits are paid if he dies before receipt of all such benefits. Each beneficiary designation shall be filed in the form prescribed by the Plan Administrator and will be effective only when filed in the form prescribed by the Plan Administrator during the
Participant's lifetime.   Each beneficiary
designation filed with the Plan Administrator will revoke all beneficiary designations previously filed with the Plan Administrator. The revocation of a beneficiary designation, no matter how effected, shall not require the consent of any designated beneficiary.

(b) If any Participant fails to designate a beneficiary in the manner provided above, or if he is not survived by his beneficiary or beneficiaries, any death benefit payable hereunder upon the Participant's death shall be paid in the following order of priority:

         (1) his spouse;

         (2) his natural and adopted children or their issue, per stirpes;

         (3) his parents or the survivor of them;

         (4) his brothers and sister or their issue, per stirpes; or

         (5) his other heirs-at-law; and if payable to more than one person in a class, all persons in that class shall share equally. Similarly, if the beneficiary survives the Director but dies before receiving the entire death benefit otherwise payable (and he is not survived by a second beneficiary, or the second beneficiary also dies), and such beneficiary has not effectively designated a beneficiary to whom his Plan benefits are to be paid if he dies before receipt of all such benefits, the remainder shall be paid to the heir or heirs of the last surviving beneficiary in accordance with priorities (1) through
             (5) above.


6. TERMINATION OF ELECTION

A Director may terminate his election to defer payment of fees by written notice delivered to the corporation's Secretary. Such termination shall become effective as of the end of the calendar year in which notice of termination is given with respect to fees payable for services as a Director during subsequent calendar years. Amounts credited to the deferred account of a Director prior to the effective date of termination shall not be affected thereby and shall be paid only in accordance with Section 4.

7. NON-ASSIGNABILITY

During the Director's lifetime, the right to any deferred fees and interest thereon shall not be transferable or assignable.

Adopted this 20th day of December, 1990.

                                                        Peoples Bancorp Inc.

                                                    By /s/Robert E. Evans
                                                       ------------------------
                                                       Robert E. Evans
                                                       President and Chief
                                                       Executive Officer